FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
        559.222.1322

CENTRAL VALLEY COMMUNITY BANK ELEVATES BLAINE LAUHON
TO EXECUTIVE VICE PRESIDENT, CHIEF BANKING OFFICER

FRESNO, CALIFORNIA…November 29, 2021…James J. Kim, President and CEO of Central Valley Community Bancorp (Nasdaq: CVCY) (the “Company”), the parent company for Central Valley Community Bank (CVCB), is proud to announce the promotion of Blaine Lauhon to Executive Vice President, Chief Banking Officer, effective November 29, 2021.
Lauhon, an experienced community banker highly regarded by his team and peers, will lead the strategic direction, management and profitability of CVCB’s Banking Services division. He will continue to serve on the Managing Committee. His oversight includes deposit and lending generation and exceptional client relations for CVCB’s Commercial Lending, Private Business Banking and Cash Management Services, as well as Banking Center Operations for 20 full-service offices located throughout the San Joaquin Valley and Greater Sacramento region.
“The success of Central Valley Community Bank is driven by our committed banking professionals and guided by our executive team to exceed the expectations of the clients and communities we are honored to serve,” said Kim. “Blaine is, without a doubt, a trusted and experienced leader who will build upon our over 40-year legacy, and will assist us in achieving new levels of success ahead.”
Lauhon joined CVCB in October 2017 as Senior Vice President, Senior Credit Officer, and has served as Executive Vice President, Market Executive for CVCB’s northern region since July 2019. With over three decades of financial experience, he has gained extensive bank leadership, risk management, commercial lending and retail banking expertise serving in the positions of Executive Vice President Chief Lending Officer, Executive Vice President Chief Credit Officer and Executive Vice President of Commercial Banking for California community banks in Greater Sacramento. Lauhon earned advanced degrees from Dartmouth College Graduate School of Credit and Financial Management, University of Colorado Graduate School of Banking, and holds a B.S. in Agricultural
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Business from California State University, Chico. Lauhon is deeply rooted in Greater Sacramento where he and his family reside. His present and past professional and community service affiliations include the Sacramento Valley Chapter of the Risk Management Association, Western Bankers Association, Small Business Development Corporation, Boy Scouts of America and Kiwanis International.
About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. CVCB operates full-service Banking Centers throughout California’s San Joaquin Valley and Greater Sacramento region. Additionally, CVCB maintains Commercial Real Estate, Agribusiness and SBA Lending Departments.

Members of Central Valley Community Bancorp’s and CVCB’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, Robert J. Flautt, Gary D. Gall, James J. Kim, Andriana D. Majarian, Steven D. McDonald, Louis C. McMurray, Karen A. Musson, Dorothea D. Silva and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit CVCB on Twitter, Facebook and LinkedIn.

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Photo attachment: Blaine Lauhon, Executive Vice President, Chief Banking Officer

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